Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 16, 2026, with respect to the consolidated financial statements of Treeline Biosciences, Inc. and subsidiary included in the Registration Statement (Form S-4) and related Prospectus of Standard BioTools Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Iselin, New Jersey

July 20, 2026